Exhibit 99.1

For Immediate Release
Jones Apparel Group, Inc.
Contacts:	Efthimios P. Sotos, Chief Financial Officer (215) 785-4000

JONES APPAREL GROUP, INC.
REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

New York, New York - April 26, 2006 - Jones Apparel Group, Inc. (NYSE:JNY) today reported results for the first quarter ended April 1, 2006. Revenues totaled $1,215.3 million versus $1,349.3 million for the first quarter of 2005.

Earnings per share were $0.22 for the first quarter of 2006, as compared to $0.71 in the same period last year. Excluding the impact of (i) loss on sale of the Polo Jeans Company business, (ii) severance and other expenses related to the strategic operating review and, (iii) the cumulative effect of change in accounting principle, adjusted earnings per share for the first quarter of 2006 was $0.66 as detailed in the accompanying schedule.

Peter Boneparth, President and Chief Executive Officer, stated, "Our first quarter results were stronger than we had anticipated. The better than expected results were primarily realized in our better wholesale apparel businesses, which benefited from improved gross margins and lower operating expenses versus the year ago period. In addition, our collective moderate business, along with the wholesale footwear and accessories business each performed according to plan. Comparable store sales from our owned footwear and ready-to-wear stores (excluding Barneys New York) were up 0.9%. We were also very pleased with the performance of our Barneys New York luxury retail business, which generated a comparable store sales increase of 6.6% in the quarter."

Efthimios P. Sotos, Chief Financial Officer, commented, "Inventory at April 1, 2006 totaled $590.0 million, compared to $645.8 million at the end of the prior year period. Accounts receivable at the end of the first quarter was $555.7 million compared to $680.6 million at the end of the prior year period. We ended the quarter with $1,020.4 million of funded debt and, net of $140.2 million cash on hand, our debt to book capitalization ratio was 25.6%, in line with our expectations. Our operating cash flow during the period was $43.4 million, an improvement of $101.6 million versus the comparable period in 2005, as our working capital planning remained disciplined. During the quarter, we repurchased approximately 4.2 million shares of common stock in the open market at an aggregate cost of $125.1 million, or $29.83 per share."

Mr. Boneparth added, "We are very pleased with the progress of our strategic operating review and initiatives, which are well underway. Tangible improvements and cost reductions are being realized in the areas of pre-production, supply-chain management, customer service and compliance, and non-merchandise purchasing. In total, we remain comfortable with our stated cost reduction goal of approximately $30 million in 2006 and over $100 million annually by the end of 2007, which will serve to offset the impact from the department store consolidations and expand our future operating margin."

Mr. Boneparth concluded, "We feel it is prudent to maintain a cautious outlook for the remainder of the year with customer consolidation and macroeconomic issues potentially creating consumer concerns. As such, we continue to target 2006 full year adjusted earnings per share of $2.19 which is consistent with our prior guidance. Over the long term, we remain confident in our multi-brand, multi-channel business model, which serves as the cornerstone of our strategy."

The Company's Board of Directors has declared a regular quarterly cash dividend of $0.12 per share to all common stockholders of record as of May 12, 2006 for payment on May 26, 2006.

The Company will host a conference call with management to discuss these results at 8:30 a.m. eastern time today, which is accessible by dialing 412-858-4600 or through a web cast at www.jny.com. The call will be recorded and made available through May 4 and may be accessed by dialing 877-344-7529. Enter account number 389399.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 company, is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. The Company also markets directly to consumers through our chain of specialty retail and value-based stores, and operates the Barneys New York chain of luxury stores. The Company's nationally recognized brands include Jones New York, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon, Le Suit and Barneys New York. The Company also markets costume jewelry under the Givenchy brand licensed from Givenchy Corporation and footwear under the Dockers Women brand licensed from Levi Strauss & Co. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. The Company primarily contracts for the manufacture of its products through a worldwide network of quality manufacturers. The Company has capitalized on its nationally known brand names by entering into various licenses for several of its trademarks, including Jones New York, Evan-Picone, Anne Klein New York, Nine West, Gloria Vanderbilt and l.e.i., with select manufacturers of women's and men's products which the Company does not manufacture. For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's expected financial position, business and financing plans are forward-looking statements. The words "believes," "expect," "plans," "intends," "anticipates" and similar expressions identify forward-looking statements. Forward-looking statements also include representations of the Company's expectations or beliefs concerning future events that involves risks and uncertainties, including:

  those associated with the effect of national and regional economic conditions;

  lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence;

  the performance of the Company's products within the prevailing retail environment;

  customer acceptance of both new designs and newly-introduced product lines;

  the Company's reliance on a few department store groups for large portions of the Company's business;

  consolidation of the Company's retail customers;

  financial difficulties encountered by customers;

  the effects of vigorous competition in the markets in which the Company operates;

  the Company's ability to identify acquisition candidates and, in an increasingly competitive environment for such acquisitions, acquire such businesses on reasonable financial and other terms;

  the integration of the organizations and operations of any acquired businesses into the Company's existing organization and operations;

  the Company's reliance on independent foreign manufacturers;

  changes in the costs of raw materials, labor and advertising;

  the general inability to obtain higher wholesale prices for the Company's products that the Company has experienced for many years;

  the uncertainties of sourcing associated with the new environment in which general quota has expired on apparel products (while China has agreed to safeguard quota on certain classes of apparel products through 2008, political pressure will likely continue for restraint on importation of apparel);

  the Company's ability to successfully implement new operational and financial computer systems; and

  the Company's ability to secure and protect trademarks and other intellectual property rights.

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company's expectations can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and Item 1A - Risk Factors therein, and in the Company's other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Media Contact:
Joele Frank and Sharon Goldstein
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

JONES APPAREL GROUP, INC.
CONSOLIDATED OPERATING RESULTS
(UNAUDITED)

All amounts in millions except per share data

	FIRST QUARTER
	2006		2005

Net sales	$ 1,200.2	98.8%	$ 1,335.1	98.9%
Licensing income (net)	11.9	1.0%	14.2	1.1%
Service income	3.2	0.3%	-	-

Total revenues	1,215.3	100.0%	1,349.3	100.0%
Cost of goods sold	765.0	62.9%	850.6	63.0%

Gross profit	450.3	37.1%	498.7	37.0%
SG&A expenses	319.6	26.3%	340.4	25.2%
Loss on sale of Polo Jeans Company business	45.1	3.7%	-	-

Income from operations	85.6	7.0%	158.3	11.7%
Net interest expense and financing costs	(15.3)	(1.3%)	(18.9)	(1.4%)
Equity in earnings of unconsolidated affiliates	0.9	0.1%	0.9	0.1%

Income before taxes	71.2	5.9%	140.3	10.4%
Provision for income taxes	47.3	3.9%	53.3	4.0%

Income before cumulative effect of change in accounting principle	23.9	2.0%	87.0	6.4%
Cumulative effect of change in accounting for share-based payments, net of tax	1.9	0.2%	-	-

Net income	$ 25.8	2.1%	$ 87.0	6.4%

Shares outstanding - diluted	115.5		122.7
Earnings per share - diluted
Income before cumulative effect of change in accounting principle	$0.21		$0.71
Net income	$0.22		$0.71

Percentages may not add due to rounding.

As required by the Securities and Exchange Commission Regulation G, the following table contains information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results:

	FIRST QUARTER
	2006	2005

Net income (as reported)	$ 25.8	$ 87.0
Provision for income taxes	47.3	53.3
Cumulative effect of change in accounting principle	(1.9)	-
Loss on sale of Polo Jeans Company business	45.1	-
Manufacturing inefficiencies and other fees	-	3.8
Severance and other expenses related to strategic review	6.3	-

Adjusted income before taxes	122.6	144.1
Adjusted provision for income taxes	46.0	54.6

Adjusted net income	$ 76.6	$ 89.5

Earnings per share - diluted (as reported)	$ 0.22	$ 0.71
Provision for income taxes	0.41	0.43
Cumulative effect of change in accounting principle	(0.01)	-
Loss on sale of Polo Jeans Company business	0.39	-
Manufacturing inefficiencies and other fees	-	0.03
Severance and other expenses related to strategic review	0.05	-

Adjusted income before taxes	1.06	1.17
Adjusted provision for income taxes	0.40	0.44

Adjusted earnings per share - diluted	$ 0.66	$ 0.73

JONES APPAREL GROUP, INC.
SEGMENT INFORMATION
(UNAUDITED)

All amounts in millions

	Wholesale Better Apparel	Wholesale Moderate Apparel	Wholesale Footwear & Accessories	Retail	Licensing, Other & Eliminations	Consolidated
For the fiscal quarter ended April 1, 2006
Revenues from external customers	$ 337.7	$ 332.1	$ 227.9	$ 305.2	$ 12.4	$ 1,215.3
Intersegment revenues	37.8	1.3	12.1	-	(51.2)	-

Total revenues	375.5	333.4	240.0	305.2	(38.8)	1,215.3

Segment income	$ 66.7	$ 40.4	$ 30.3	$ 4.6	$(11.3)	130.7

	17.8%	12.1%	12.6%	1.5%		10.8%
Loss on sale of Polo Jeans Company business						(45.1)
Net interest expense						(15.3)
Equity in earnings of unconsolidated affiliates						0.9

Income before provision for income taxes						$ 71.2

For the fiscal quarter ended April 2, 2005
Revenues from external customers	$ 428.7	$ 355.1	$ 267.7	$ 283.6	$ 14.2	$ 1,349.3
Intersegment revenues	34.9	2.8	12.0	-	(49.7)	-

Total revenues	463.6	357.9	279.7	283.6	(35.5)	1,349.3

Segment income	$ 71.6	$ 45.6	$ 41.6	$ 10.3	$(10.8)	158.3

	15.4%	12.7%	14.9%	3.6%		11.7%
Net interest expense						(18.9)
Equity in earnings of unconsolidated affiliates						0.9

Income before provision for income taxes						$ 140.3

JONES APPAREL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

All amounts in millions

	April 1, 2006	April 2, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 140.2	$ 45.4
Accounts receivable, net of allowances of $44.1 and $57.7 for doubtful accounts, discounts, returns and co-op advertising	555.7	680.6
Inventories	590.0	645.8
Deferred taxes	49.3	62.8
Other current assets	79.5	73.5

TOTAL CURRENT ASSETS	1,414.7	1,508.1
Property, plant and equipment, at cost, less accumulated depreciation and amortization	323.2	301.0
Goodwill	1,740.6	2,124.6
Other intangibles, less accumulated amortization	826.1	791.5
Other assets	50.7	56.7

	$ 4,355.3	$ 4,781.9

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$ -	$ 196.5
Current portion of long-term debt and capital lease obligations	228.9	133.5
Accounts payable	232.3	266.1
Income taxes payable	84.4	78.3
Accrued expenses and other current liabilities	158.9	171.5

TOTAL CURRENT LIABILITIES	704.5	845.9

NONCURRENT LIABILITIES:
Long-term debt and obligation under capital leases	791.5	1,016.4
Deferred taxes	185.2	142.0
Other	109.6	82.0

TOTAL NONCURRENT LIABILITIES	1,086.3	1,240.4

TOTAL LIABILITIES	1,790.8	2,086.3

STOCKHOLDERS' EQUITY	2,564.5	2,695.6

	$ 4,355.3	$ 4,781.9

JONES APPAREL GROUP, INC.
STATEMENTS OF CASH FLOWS
(UNAUDITED)

All amounts in millions

	Three Months Ended
	April 1, 2006	April 2, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 25.8	$ 87.0

Adjustments to reconcile net income to net cash provided by (used in) operating activities, net of sale of Polo Jeans Company business:
Loss on sale of Polo Jeans Company business	45.1	-
Cumulative effect of change in accounting for share-based payments	(3.1)	-
Depreciation and amortization	23.6	25.2
Equity in earnings of unconsolidated affiliates	(0.9)	(0.9)
Provision for losses on accounts receivable	0.7	1.0
Deferred taxes	10.6	13.6
Other	0.4	0.4
Changes in operating assets and liabilities:
Accounts receivable	(97.9)	(233.4)
Inventories	30.1	18.2
Prepaid expenses and other current assets	9.7	(5.3)
Other assets	1.1	2.6
Accounts payable	(24.2)	3.9
Income taxes payable	30.2	49.9
Accrued expenses and other liabilities	(7.8)	(20.4)

Total adjustments	17.6	(145.2)

Net cash provided by (used in) operating activities	43.4	(58.2)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from sale of Polo Jeans Company business	350.6	-
Capital expenditures	(29.4)	(17.6)
Payments relating to Barneys acquisition	-	(4.1)
Acquisition of intangibles	-	(0.1)
Other	-	0.2

Net cash provided by (used in) investing activities	321.2	(21.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under credit facilities	(129.5)	127.2
Principal payments on capital leases	(1.2)	(1.3)
Debt issuance costs	-	(0.4)
Purchases of treasury stock	(125.1)	(42.3)
Dividends paid	(13.6)	(12.2)
Proceeds from exercise of employee stock options	8.8	8.3
Excess tax benefits from share-based payment arrangements	1.2	-

Net cash provided by (used in) financing activities	(259.4)	79.3

EFFECT OF EXCHANGE RATES ON CASH	0.1	0.9

NET INCREASE IN CASH AND CASH EQUIVALENTS	105.3	0.4
CASH AND CASH EQUIVALENTS, BEGINNING	34.9	45.0

CASH AND CASH EQUIVALENTS, ENDING	$ 140.2	$ 45.4